Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) TO ACCELERATE
VALUE CREATION

Company Remains Focused on Core Competencies

JOE to Significantly Reduce Capital Expenditures and Increase Financial Flexibility

Restructuring and Impairment Charges to be Incurred

Jacksonville, FL – October 8, 2007 – The St. Joe Company (NYSE: JOE) announced today it intends to significantly accelerate its value creation process in Northwest Florida and is restructuring the company to accomplish that objective.

The restructured JOE is designed to increase its financial flexibility and strengthen its balance sheet. To improve its financial performance the company intends to:

•	Significantly reduce capital expenditures;

•	Meaningfully decrease selling, general and administrative expenses;

•	Divest non-core assets;

•	Aggressively lower company debt; and

•	Eliminate the current dividend and over time return value to shareholders through JOE’s share repurchase program.

“Going forward, a restructured JOE will enable us to accelerate the transition of our land to higher and better uses,” said Peter S. Rummell, chairman and CEO of JOE. “At the same time, we will limit our capital investments by shifting more development to a range of best-of-class strategic business partners that include branded builders, project developers, venture partners, alliances and key long-term customers. Capital investment for horizontal developments will be limited to our most strategic and valuable places. We believe this approach will accelerate our land sales and development.”

“We are repositioning JOE from an “end-to-end” developer to Northwest Florida’s primary supplier of entitled land and development partner,” said Rummell. “By better managing our fixed overhead costs, we will be able to preserve the low basis in our land, which is fundamental to our ability to use price as a competitive advantage, to put time back on our side and to create significant value over the long term.”

“We are dramatically changing the company to become more efficient,” said Rummell. “Through our restructuring process, we will significantly reduce capital expenditure requirements and operate with a leaner infrastructure. We believe JOE will benefit from a stronger balance sheet and, over time, a meaningful increase in our financial flexibility.”

JOE to Divest Non-Core Assets

JOE intends to harvest value from its land assets that are no longer strategic, that have already been moved to their highest and best uses, or whose full potential value is beyond the time-value curve. JOE intends to divest, over a reasonable time period given current market conditions, assets that include:

•	Sunshine State Cypress Mill,

•	Selected non-contiguous parcels with commercial entitlements, and

•	Approximately 100,000 acres of long-term rural lands.

Also priced to sell are approximately 1,200 developed home sites and approximately 190 homes.

Reduce and Tightly Focus Capital Expenditures

The restructuring plan calls for a major reduction in capital expenditures and tighter focus on our high-growth assets. Currently located primarily in Walton, Bay and Gulf Counties, these high-growth assets are the primary targets for future new business, partners and ventures. Examples of these growth assets include:

•	The 75,000-acre WestBay Sector to be anchored by the relocated Panama City – Bay County International Airport. After nearly ten years of study, analysis and permitting, the local airport authority is nearing the start of construction of the airport.

•	JOE’s resorts at WaterSound and WindMark Beach which define the Northwest Florida experience.

•	In Walton and Gulf counties, JOE resorts are existing keys to future value creation. The Town of WaterSound is designed to drive value inland, across U.S. 98 all the way to the Intracoastal Waterway. The thousands of acres within this development zone are capable of supporting dozens of land uses.

•	A hundred miles to the east of WaterSound, JOE is seeking additional strategic partners who share our vision to accelerate growth at WindMark Beach and for Port St. Joe’s planned waterfront town center.

•	Multiple entitled commercial parcels for mixed-use, retail, office and industrial uses.

A New JOE Organizational Structure

To accomplish these objectives will require a realigned JOE. To that end, the company is:

•	Creating a streamlined corporate and regional staff to support our new structure, instead of an organization designed to support full-scale development;

•	Partnering with nationally recognized leisure, hospitality and lifestyle brands to operate our hospitality, recreational and golf assets; and

•	Seeking relationships with strategic partners to leverage existing investment and expertise.

The new JOE will consist of a lean corporate center focused on regional planning, land-use entitlements, and business-to-business relationships with strategic partners and customers. JOE will increase its efforts to stimulate regional economic development and to identify and manage key regional inducers.

Before the end of the year, JOE intends to transfer the day-to-day operations of its hospitality, recreational and golf assets to recognized leisure, hospitality and lifestyle companies. For many of the approximately 500 employees in these units, this change will provide significant new professional opportunities. JOE will continue to own the assets to keep the revenue stream and ensure they continue to be managed in a way that increases the value of the surrounding JOE land.

Approximately 260 additional positions company-wide, particularly in project development and related support staff, will be either eliminated or transferred to strategic partners and customers between now and the end of 2008.

In connection with this restructuring, JOE expects to take a charge to earnings of approximately $7 million consisting of severance benefits to employees. This charge will be expensed substantially in 2007 and 2008. JOE’s restructuring is expected to generate annual savings of approximately $10 million in 2008, approximately $18 million in 2009 and approximately $20 million in later years.

In addition, JOE expects to take charges aggregating approximately $25 to $30 million in the third quarter of 2007 related to contract termination costs, the write-off of capitalized costs at certain projects, the impairment of completed spec homes in several communities and the write-off of goodwill related to Sunshine State Cypress Mill.

The charges outlined in this release are not expected to cause a violation of any debt covenants in 2007. The company is currently negotiating modifications to the bank credit facility with our bank group in order to mitigate the potential for any covenant breach in 2008. JOE also intends to seek similar covenant modifications from its Senior Note holders.

In a letter to shareholders and other stakeholders published today and available at www.joe.com, Rummell outlined the restructuring plan in further detail. Additional information will be provided in a Form 8-K to be filed with the U.S. Securities and Exchange Commission today.

Conference Call Information

JOE will host an interactive conference call to review the new value creation acceleration objectives and company structure outlined in this press release on Monday, October 8, 2007, at 9:00 a.m. (ET).

To participate in the call, please phone 866.290.0880 (for domestic calls from the United States) or 913.312.1426 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a Confirmation Code which is: 5146743. Approximately three hours following the call, you may access a replay of the call by phoning 888.203.1112 (domestic) or 719.457.0820 (international) using access code 5146743. The replay will be available for one week.

JOE will also web cast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company’s web site at www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Reports on Form 10-Q.

© 2007, The St. Joe Company, “St. Joe,” “JOE,” “WaterSound,” “WindMark Beach”
and the “Taking Flight” design are service marks of The St. Joe Company.